Exhibit 99

FOR IMMEDIATE RELEASE:

Contact:    Peter J. Corso
            Executive VP & Treasurer
            (518)673-3243


              CNB FINANCIAL CORP. ANNOUNCES FIRST QUARTER RESULTS;
                              EPS INCREASE OF 20.8%

CNB Financial Corp. (Nasdaq: CNBF) announced today that net income for the quarter ended March 31, 2000 amounted to $2.184 million, a 18.0% increase over the $1.851 million reported for the quarter ended March 31, 1999. Basic and diluted earnings per share amounted to $.29 for the quarter ended March 31, 2000 compared to basic and diluted earnings per share of $.24 for the quarter ended March 31, 1999, an increase of 20.8%.

Net interest income increased $1.815 million (27.0%) from $6.712 million for the quarter ended March 31, 1999 to $8.527 million for the quarter ended March 31, 2000. The increase was principally due to a $188.460 million increase in average earning assets which was funded primarily from the funds received from the acquisition of five bank branches and related deposits amounting to $155.700 million from Astoria Federal Savings and Loan Association in August of 1999. The Company's net interest margin for the quarter ended March 31, 2000 was 4.01%, down eight basis points from the quarter ended March 31, 1999.

The Company's provision for loan and lease losses was $420,000 for the quarter ended March 31, 2000 as compared to $270,000 for the quarter ended March 31, 1999, an increase of 55.6%. The increase in the provision can be attributed to the growth in the loan portfolio as well as an increase in net loan charge-offs. The allowance for loan and lease losses was $8.615 million, or 1.81% of period end loans and leases at March 31, 2000, as compared to $8.390 million, or 2.18% of period end loans and leases at March 31, 1999. The allowance for loan and lease losses as a percentage of non-performing loans was 177.6% at March 31, 2000 as compared to 169.2% at March 31, 1999.

Non-interest income was $1.401 million for the quarter ended March 31, 2000, an increase of 28.5%, as compared to $1.090 million for the quarter ended March 31, 1999. The increase was primarily due to net gains on securities transactions of $319,000 for the quarter ended March 31, 2000 as compared to $71,000 for the same period in 1999, as well as increases in service charges on deposit accounts due to the growth in deposits that resulted from the Astoria branch acquisition and the opening of four branches (three in 1999 and one in 2000).

Non-interest expenses were $6.541 million for the quarter ended March 31, 2000, up $1.522 million (30.3%) from the same period in 1999. The increase was primarily the result of the branch growth experienced by the Company, as the Company had 20 full service branches in operation at March 31, 1999 compared to 29 full service branches at March 31, 2000.

Headquarted in Canajoharie, New York, CNB Financial Corp. is the holding company for Central National Bank, Canajoharie, and Central Asset Management, Inc. Central National Bank provides a broad range of deposit and loan products to area consumers, businesses and government entities. The bank operates 29 full service branch offices and two financial service centers throughout nine counties in Central New York. Central Asset Management provides investment advisory services. Visit our web site on the World Wide Web at http://www.canajocnb.com.

Except for historical information contained herein, the matters discussed in this news release and other information contained in CNB Financial Corp.'s Securities and Exchange Commission filings may express "forward-looking statements". Those "forward-looking statements" may involve risks and uncertainties, including statements concerning future events or performance and assumptions and other statements that are other than statements of historical facts. CNB Financial Corp. wishes to caution readers not to place undue reliance on any "forward-looking statements", which speak only as of the date made. Readers are advised that various risk factors, including but not limited to: (1) credit risk, (2) interest rate risk, (3) competition, (4) technology risk, (5) changes in the regulatory environment, and (6) changes in general business and economic trends, could cause the actual results or circumstances for future periods to differ materially from those anticipated or projected. CNB Financial Corp. does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to any "forward-looking statements" to reflect the occurrence of unanticipated events or circumstances after the date of such statement.

                               CNB Financial Corp.
                   Unaudited Consolidated Financial Highlights
                             (Dollars in thousands)
                                                      3/31/00           3/31/99           Change
                                                      -------           -------           ------
                                 Quarterly Data
Summary of Operations:
         Net interest income                           $8,527            $6,712             27.0%
         Provision for loan and lease losses              420               270             55.6%
         Net gain on
         securities transactions                          319                71            349.3%
         Other income                                   1,082             1,019              6.2%
         Other expenses                                 6,541             5,019             30.3%
         Net income                                     2,184             1,851             18.0%

Performance Ratios (Annualized):
         Net interest margin (tax equivalent)            4.01%             4.09%
         Return on average assets                        0.95%             1.03%
         Return on average equity                       15.86%            13.04%

Balance Sheet Data:
                                                      3/31/00                    3/31/99
                                                      -------                    -------
         Assets                                      $935,830                   $717,562
         Deposits                                     816,163                    626,622
         Gross loans and leases                       476,654                    385,707
         Allowance for loan losses                      8,615                      8,390
         Stockholders' equity                          54,835                     57,435
         Non-performing loans                           4,852                      4,960
         Allowance to non-performing loans              177.6%                     169.2%
         Allowance to total loans and leases             1.81%                      2.18%